Exhibit 23.2

Peterson Sullivan LLP

Certified Public Accountants

601 Union Street, Suite 2300

Seattle, Washington  98101

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion on Form 8-K of Blackbox Semiconductor, Inc. (a development stage company) (“the Company”) of our report dated June 6, 2011, on our audit of the balance sheet of Blackbox Semiconductor, Inc. as of December 31, 2010, and the related statements of operations, stockholders’ equity (deficit), and cash flows for the period from October 28, 2010 (inception) through December 31, 2010.

Our report, dated June 6, 2011, contains an explanatory paragraph that states that the Company has not yet generated revenue, has incurred losses from operations, and is dependent on financing to continue operations.  These conditions raise substantial doubt about the Company’s ability to continue as a going concern.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/S/ PETERSON SULLIVAN LLP

August 15, 2011

Seattle, Washington